Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CASCADE CORPORATION, an Oregon corporation

at

$65.00 NET PER SHARE

Pursuant to the Offer to Purchase dated November 2, 2012

by

INDUSTRIAL COMPONENTS AND ATTACHMENTS II, INC., a Delaware corporation and an indirect wholly-owned subsidiary of

TOYOTA INDUSTRIES CORPORATION, a corporation formed under the laws of Japan

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 3, 2012, UNLESS THE OFFER IS EXTENDED.

November 2, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 2, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”) in connection with the offer by Industrial Components and Attachments II, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Toyota Industries Corporation, a corporation formed under the laws of Japan (“Parent”), to purchase (the “Offer”) all outstanding shares of common stock, par value $.50 per share (the “Shares”), of Cascade Corporation, an Oregon corporation (the “Company”), at a purchase price of $65.00 per Share, net to the seller in cash without interest and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer Documents.

Also enclosed is a letter to shareholders of the Company from the Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer Documents.

Please note carefully the following:

1.	The offer price for the Offer is $65.00 per Share, net to you in cash without interest and less any applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 22, 2012 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser and the Company will merge (the “Merger”).

4.	The board of directors of the Company (the “Company Board”) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the Company and its shareholders. Accordingly, the Company Board has recommended that the Company’s shareholders accept the Offer and tender their Shares to Purchaser in the Offer and, to the extent required by applicable law, approve the Merger Agreement and the Merger.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, December 3, 2012, unless the Offer is extended by Purchaser. Previously tendered Shares may be withdrawn at any time until the Offer has expired.

6.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CASCADE CORPORATION, an Oregon corporation

at

$65.00 NET PER SHARE

Pursuant to the Offer to Purchase dated November 2, 2012

by

INDUSTRIAL COMPONENTS AND ATTACHMENTS II, INC., a Delaware corporation and an indirect wholly-owned subsidiary of

TOYOTA INDUSTRIES CORPORATION, a corporation formed under the laws of Japan

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 2, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”), in connection with the offer (the “Offer”) by Industrial Components and Attachments II, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Toyota Industries Corporation, a corporation formed under the laws of Japan (“Parent”), to purchase all outstanding shares of common stock, par value $.50 per share (the “Shares”), of Cascade Corporation, an Oregon corporation, at a purchase price of $65.00 per Share, net to the seller in cash without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the enclosed Offer Documents.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the enclosed Offer Documents.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                     SHARES*

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:	, 2012

Signatures(s))
(Please Print Name(s))

Address

(Include Zip Code)

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

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